OmniaLuo Revises FY 2008 Guidance and Updates Store Count
Monday February 23, 9:00 am ET

SHENZHEN, China, Feb. 23 /PRNewswire-Asia-FirstCall/ -- OmniaLuo, Inc. ("OmniaLuo" or the "Company"; http://omnialuo.com/ ) (OTC Bulletin Board: OLOU - News), a China-based company engaged in the business of designing, developing, marketing and distributing fine women's apparel under the brand name OMNIALUO, today revised its previously issued full year 2008 guidance and also updated its open store count.

OmniaLuo (http://www.omnialuo.com.cn/ ) anticipates 2008 revenue of approximately $12.0 million, net income of approximately $2.5 million and earnings per share of approximately $0.11 based on basic shares outstanding of 22.84M.

The reduction in both revenue and net income expectations is almost entirely attributable to the impact of the global economic recession and the presumed temporary but nonetheless marked decrease in Chinese consumer spending, particularly in fourth quarter 2008. As a result of this, the Company was forced to close certain stores that did not make their pre-determined sales requirements. OmniaLuo deemed this necessary in order to remove non-performers from an otherwise strong network of retail outlets. While formerly on pace to meets its goal of 250 stores by year-end 2008, it became necessary in the fourth quarter to cease pursuit of this goal and trim store count for the good of the Company's long term success.

On November 12, 2008, OmniaLuo reported 245 stores open. It thereafter became strategically necessary to close 5 company-owned stores, 16 co-owned stores and 16 independent distributor stores, or 37 stores in total. As of December 31, 2008, the Company had 208 total stores, including 27 company-owned stores, 31 co-owned stores and 150 independent distributor stores.

Additional stores that did not meet performance requirements in January were subsequently closed. As of January 31, 2009 OmniaLuo had 178 total stores, including 27 company-owned stores, 31 co-owned stores, and 120 independent distributor stores.

"This has been a challenging few months to be sure, but we believe it has ultimately helped us position ourselves for greater long-term health, and both domestic and international growth," affirmed OmniaLuo Chairwoman and CEO Cindy Luo. "Trying market conditions revealed those stores with poor management or in inopportune locations; with these stores thus exposed and removed we are left with a much stronger retail channel and have gained priceless experience that will make each future store opening the stronger for it. We are prepared to gradually open new stores as the Chinese consumer climate improves. Our total store count goal for 2009 is 200."

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About OmniaLuo, Inc.

OmniaLuo, Inc. ( http://www.omnialuo.com ), based in China's fashion capital of Shenzhen, is in the business of designing, developing, marketing and distributing fine women's apparel under the brand name OMNIALUO. OMNIALUO's apparel embodies elegance, femininity and sophistication for China's rapidly growing class of urban and affluent female professionals. Ms. Cindy Luo, the founder, Chairwoman and Chief Designer of the Company, has won numerous prestigious awards and was recently named by Cosmopolitan Magazine the "2008 Chinese Fashion Designer of the Year". Under the leadership of Cindy Luo OMNIALUO sets its goal to become the Chinese brand equivalent of Ralph Lauren, Vera Wang and Anna Sui.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS

This news release contains forward-looking statements, including statements that include the words "believes," "expects," "anticipates," or similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance, or achievements of the Company to differ materially from those expressed or implied by such forward-looking statements. Factors that may affect these forward-looking statements include, among others, our dependency on our chief executive officer, principal stockholder and chief designer, our sensitivity to economic conditions and consumer spending in China, competition in our industry, our ability to effectively manage our growth, our ability to raise capital in the future, changes in China's economic or political situation, and other factors set forth in our Annual Report on Form 10-KSB filed with the United States Securities and Exchange Commission or otherwise set forth from time to time in our other public filings. This news release speaks as of the date first set forth above and the Company assumes no responsibility to update the information included herein for events occurring after the date of this news release.

For more information, please contact:

Cirrus Financial Communications, LLC
     Justin Davis
     Phone: +1-877-880-OLOU (6568)
     Email: Justin.Davis@cirrusfc.com
     Web:   http://www.cirrusfc.com